Shareholder Letter 1Q25 Letter to Shareholders 1Q25 Exhibit 99.2

A letter from our CEO

Opendoor Shareholders,

We are relentlessly focused on our mission to reinvent the U.S. residential real estate industry: making it simpler, more convenient, and more customer-centric. Our strategic focus areas are intended to leverage the capabilities we've built over the past decade while developing our home transaction platform.

Amid heightened uncertainty from shifting economic policies and the evolving tariff landscape, the broader macroeconomic environment remains challenging, and the U.S. housing market is no exception. With interest rates hovering near 7%, buyer demand is weak. Housing activity has slowed, with clearance rates, or the rate at which homes go under contract, down nearly 25% versus this time last year, and delistings up over 30%. While we expect these pressures to persist, we remain focused on delivering what matters: certainty, convenience, and control, especially when customers need it most. Against this backdrop, we have proactively widened our spreads with the goal of managing risk and preserving our margins.

Our 2025 priorities are designed to take advantage of the trusted platform we've built over the past decade, with a focus on disciplined execution and improving profitability.

Executing Against Our Plan

We entered the year with a clear plan to drive towards profitability while strengthening our product experience and leadership position. Our progress is reflected in our first quarter results:

Acquired 3,609 homes, up 4% versus 1Q24 — demonstrating improved conversion even as we operated with higher spreads.

Sold 2,946 homes, which **generated $1.2 billion of revenue,** roughly in line with 1Q24 revenue.

Delivered $99 million of gross profit, versus $114 million in 1Q24, representing an 8.6% gross margin, and **$54 million of Contribution Profit,** versus $57 million in 1Q24, representing a 4.7% Contribution Margin.

Narrowed our Net Loss to $(85) million and **Adjusted Net Loss to $(63) million,** versus $(109) million and $(80) million in 1Q24, respectively.

Reduced our Adjusted EBITDA Loss to $(30) million, a meaningful improvement from $(50) million in 1Q24.

Note: Adjusted Operating Expenses, Adjusted Gross Profit, Contribution Profit, Contribution Margin, Adjusted Net Loss, and Adjusted EBITDA are non-GAAP financial measures. See "Use of Non-GAAP Financial Measures" following the financial tables below for further details and a reconciliation of such non-GAAP measures to their nearest comparable GAAP measures.

Opendoor | Shareholder Letter 1Q25 2

Shareholder Letter 1Q25 Expansion of our Agent Partnership – our agent channel continues to be a meaningful part of our business, with agents bringing their sellers to Opendoor so that they can provide their clients the certainty and ease of a cash offer. For many listing agents, being able to present all selling options to their client is table stakes. We have built a platform that allows agents to seamlessly receive and fulfill a cash offer on behalf of their clients. Expanding on these established relationships, we’re piloting a program in select markets that pairs Opendoor’s customer referrals with curated, top-performing local listing agents. These agents can deliver a full suite of solutions – from cash offers to listing on the MLS – while benefiting from our high-intent seller referrals and robust marketing engine. This also improves the customer experience, as the seller now has a local expert who can help determine the best path forward for their particular needs. And for Opendoor, we have the opportunity to improve our conversion, whether that is to a cash offer or a listing, which in turn generates asset-lite revenue for us. These agents are also leveraging our platform to conduct home assessments, saving time for customers and enabling faster delivery of final underwritten offers. There will continue to be customers who come to Opendoor directly and want the self-serve experience we have pioneered, but we expect many customers will benefit from having an advisor help them navigate the selling process. We will see how our pilot evolves, but we believe that this channel will allow us to serve more sellers, monetize a greater portion of our funnel and improve conversion through a more personalized experience, and leverage our selling platform to drive more asset-lite business. For over a decade, we’ve focused on simplifying the real estate transaction process. Our unique cash offer platform empowers homeowners to sell their homes with certainty. This unmatched offering has helped us build a robust funnel of high-intent sellers. Looking ahead, we have a vision to become the definitive platform for all home sellers to explore and choose their best options – whether that’s accepting a cash offer or partnering with an agent to list their home. We are investing in our future by broadening our product offerings, expanding our distribution strategy, and enhancing the overall customer experience. Investing for Future Growth 3

Driving Towards Profitability

In addition to improving the customer experience, our strategy to make progress towards profitability this year centers on four key priorities:

1. Pricing discipline

We closely monitor a range of macroeconomic indicators to inform our spread levels. Given what we were seeing in the market, we increased the spreads embedded in our offers earlier and more aggressively than we otherwise would have with the intention of preserving our margins. While we expect this to pressure acquisition growth, we believe this is the right decision in the current environment.

2. Conversion improvements

We are continuously enhancing our pricing models with the intention of more effectively allocating spreads and enhancing our conversion performance. Refinements to our price segmentation methodology and market-level spread accuracy implemented late last year have enabled improved conversion across a range of price points. We are also actively integrating new features into our algorithms to further sharpen our pricing capabilities; in the first quarter, we introduced enhancements to further refine home-level spreads to include factors like school district quality and active competition.

3. Targeted marketing

As we discussed last quarter, we are aligning our advertising with seasonal dynamics, which we expect to drive greater efficiency in our marketing spend. Given typical seasonal housing patterns, we generally embed lower spreads in our offers in Q4 and Q1, as we anticipate greater home price appreciation on those acquisitions. This enables us to acquire more homes in those quarters and positions us to sell into Q2 and Q3, when buying demand tends to be strongest. Conversely, we plan to scale back marketing in Q2 and Q3, as spreads are generally higher, resulting in fewer acquisitions during those periods.

Consistent with our strategy, we expect marketing spend in the second quarter to be meaningfully lower than in Q1, and we will deploy those dollars with the intention of maximizing efficiency and impact. For example, in April, we launched a creative marketing campaign that took advantage of the NFL draft, which is a key contextual marketing tentpole moment. This type of advertising has the ability to heighten brand awareness and drive outsized visit rates at efficient spend levels.


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Opendoor Draft Campaign featured first round Draft pick, Ashton Jeanty

Opendoor | Shareholder Letter 1Q25 4

Shareholder Letter 1Q25 We’ve built a category-defining platform. Now, we’re focused on delivering more options for sellers and agents, and transforming the end-to-end experience – balancing a drive to profitability with continued innovation. We look forward to updating you on our progress. 4. Operating with discipline We are building a lean, agile organization with a relentless focus on driving down costs and improving home-level unit economics across our portfolio. In the first quarter, our fixed operating expenses totaled $39 million, down $19 million versus 1Q24. By streamlining our expense base, we’re positioning ourselves to be a more efficient organization over time, and we are committed to identifying further cost efficiency opportunities moving forward. Coupled with improvements in Contribution Margin, we expect lower Adjusted Net Losses in 2025 versus the prior year. 5 Carrie Wheeler, CEO

Shareholder Letter 1Q25 GAAP Net Loss was $(85) million in 1Q25 versus $(109) million in 1Q24. Adjusted Net Loss was $(63) million in 1Q25, versus $(80) million in 1Q24. GAAP Operating Expenses were $155 million in 1Q25, down from $201 million in 1Q24. Adjusted Operating Expenses, defined as the delta between Contribution Profit and Adjusted EBITDA, were $84 million in 1Q25, down from $107 million in 1Q24. These reductions are a result of our efforts to optimize our cost structure and operate with greater efficiency. Adjusted EBITDA loss was $(30) million in 1Q25, ahead of the high end of our guidance range and down significantly from $(50) million in 1Q24. GAAP Gross Profit was $99 million in 1Q25, versus $114 million in 1Q24. GAAP Gross Margin was 8.6% in 1Q25, versus 9.7% in 1Q24. Adjusted Gross Profit was $100 million in 1Q25, versus $104 million in 1Q24. Contribution Profit was $54 million in the first quarter, versus $57 million in 1Q24. Contribution Margin of 4.7% came in at the high end of our guidance range and compares to 4.8% in 1Q24. In the first quarter, we delivered $1.2 billion of revenue, above the high end of our guidance range of $1.0 billion to $1.075 billion, representing 2,946 homes sold. This represents a 2% decline versus 1Q24, driven by slower clearance rates versus the prior year, partially offset by slightly higher revenue per home sold. On the acquisition side, we purchased 3,609 homes in the first quarter, surpassing our guidance of over 3,500 homes. This represents a 4% increase versus 1Q24 even despite higher spread levels incorporated into offers on these homes, underscoring the significant gains we have made in our conversion performance. 6 At the top of the year, we outlined our ambitions around improving the profitability of our cash offer business and reducing our Adjusted Net Losses. Our first quarter results show that we are off to a good start, demonstrating expense discipline and strong execution on acquisitions, revenue, Contribution Margin, and Adjusted EBITDA. Financial Highlights Volume and Revenue Unit Economics Net Loss and Adjusted EBITDA

Shareholder Letter 1Q25 We ended the first quarter with 7,080 homes, representing $2.4 billion in net inventory, up 24% from 1Q24, and $1.0 billion in capital, which is primarily composed of $559 million in unrestricted cash and $350 million of equity invested in homes and related assets (net of inventory valuation adjustments). At quarter end, we had $7.9 billion in non-recourse, asset-backed borrowing capacity, of which $2.1 billion was outstanding. Of that capacity, $7.4 billion has a scheduled revolving or withdrawal period that ends in 2026 or later. And our total committed borrowing capacity was $2.3 billion, of which $1.8 billion has a scheduled revolving or withdrawal period ending in 2026 or later. In the first quarter, we completed the renewal and extension of both of our mezzanine term debt facilities, all three of our senior revolving credit facilities with previously scheduled revolving period end dates in 2025, and one senior term debt facility with a previously scheduled withdrawal period end date in January 2025. The successful extension of these credit facilities is testament to the ongoing support and confidence of our capital partners and positions us to continue executing on our business plan. 7 Inventory and Other Balance Sheet Items Guidance We expect the following results for the second quarter of 2025: 1 Note: Opendoor has not provided a quantitative reconciliation of forecasted Contribution Profit (Loss) to forecasted GAAP gross profit (loss), forecasted Contribution Margin to forecasted GAAP Gross Margin, nor forecasted Adjusted EBITDA to forecasted GAAP net income (loss) within this shareholder letter because the Company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include, but are not limited to, inventory valuation adjustment and equity securities fair value adjustment. These items, which could materially affect the computation of forward-looking GAAP gross profit (loss), GAAP gross margin, operating expenses and net income (loss), are inherently uncertain and depend on various factors, some of which are outside of the Company’s control. For more information regarding the non-GAAP financial measures discussed in this shareholder letter, please see “Use of Non-GAAP Financial Measures” following the financial tables below. Revenue is expected to be between $1.45 billion and $1.525 billion Contribution Profit1 is expected to be between $65 million and $75 million, which implies a Contribution Margin1 of 4.5% to 4.9% Stock-based compensation expense is expected to range from $13 million to $15 million Adjusted EBITDA1 is expected to be between $10 million to $20 million

Shareholder Letter 1Q25 Additionally, we expect our second quarter acquisitions to be approximately 1,700. Our acquisition outlook is informed primarily by two dynamics: While a slowdown in acquisitions will put pressure on revenue in the second half of the year, our goal is to deliver year-over-year Contribution Margin improvements despite lower revenue levels, via continued operating efficiencies and wider spreads. It is difficult to predict how sellers and buyers will respond to this volatile environment and how the macro will evolve. The pause we are seeing from consumers in this moment necessitates operating with higher spreads; however, we are monitoring for, and preparing to react to, improving market indicators and a more favorable environment, should it materialize. 8 Given the ongoing uncertainty with respect to mortgage rates, the impact of tariffs, and negative consumer sentiment, we are taking a more cautious approach, and we have increased spreads each month this year to reflect a slowing market. We will continue to adjust our spreads in response to market conditions and typical seasonality in the housing market. We expect to materially reduce our marketing spend in the second quarter as compared to the first quarter. This reflects both higher spread levels and our planned cadence for spend allocation across the year, which we believe should result in more efficient use of our advertising dollars.

Shareholder Letter 1Q25 Carrie Wheeler, CEO Selim Freiha, Chief Financial Officer Opendoor will host a conference call to discuss its financial results on May 6, 2025 at 2:00 p.m. Pacific Time. A live webcast of the call can be accessed from Opendoor’s Investor Relations website at https://investor.opendoor.com. An archived version of the webcast will be available from the same website after the call. May 6, 2025 at 2 p.m. PT investor.opendoor.com Conference Call Information 9 Live Webcast

Shareholder Letter 1Q25/ Opendoor/ OpendoorHQ Company / Opendoor-com investor.opendoor.com

Shareholder Letter 1Q25 Shareholder Letter 1Q25 Definitions & Financial Tables Shareholder Letter 1Q25

This shareholder letter contains certain forward-looking statements within the meaning of Section 27A the Private Securities Litigation Reform Act of 1995, as amended. All statements contained in this shareholder letter that do not relate to matters of historical fact should be considered forward-looking, including, without limitation, statements regarding: current and future health and stability of the real estate housing market and general economy, including the effects of tariffs and shifting economic policies on the macroeconomic environment; volatility of mortgage interest rates, changes in resale clearance rates, delistings and expectations regarding future behavior of consumers and partners; impacts of changes to our acquisition rates; whether we are able to safeguard our margins by widening our spreads; the health and status of our financial condition; our ongoing transformation efforts and cost-efficiency opportunities; whether our efforts to optimize spread and adjust our marketing strategy for seasonality trends will improve profitability; anticipated future results of operations or financial performance, including our second quarter and full-year 2025 outlook and projections; our ability to achieve other long-term performance targets; our expectations regarding the impact of trends in seasonality on the real estate industry and our business; priorities of the Company to achieve future financial and business goals; our ability to continue to effectively navigate the markets in which we operate; health of our balance sheet to weather ongoing market transitions; our ability to adopt an effective approach to manage economic and industry risk, as well as inventory health; business strategy and plans, including any plans to expand into additional markets, market opportunity and expansion and objectives of management for future operations, including statements regarding the benefits and timing of the roll out of new markets, products or technology; and the expected benefits of refinancing efforts. Forward-looking statements generally are identified by the words “anticipate”, “believe”, “contemplate”, “continue”, “could”, “estimate”, “expect”, “forecast”, “future”, “guidance”, “intend”, “may”, “might”, “opportunity”, “outlook”, “plan”, “possible”, “potential”, “predict”, “project”, “should”, “strategy”, “strive”, “target”, “vision”, “will”, or “would”, any negative of these words or other similar terms or expressions. The absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. The factors that could cause or contribute to actual future events to differ materially from the forward-looking statements in this shareholder letter include but are not limited to: the current and future health and stability of the economy, financial conditions and the residential housing market, including any extended downturns or slowdowns; changes in general economic and financial conditions (including federal monetary policy, the imposition of tariffs and price or exchange controls, interest rates, inflation, actual or anticipated recession, home price fluctuations, and housing inventory), as well as the probability of such changes occurring, that may impact demand for our products and services, lower our profitability or reduce our access to future financings; actual or anticipated fluctuations in our financial condition and results of operations; changes in projected operational and financial results; our real estate assets and increased competition in the U.S. residential real estate industry; our ability to operate and grow our core business products, including the ability to obtain sufficient financing and resell purchased homes; investment of resources to pursue strategies and develop new products and services that may not prove effective or that are not attractive to customers and partners or that do not allow us to compete successfully; our ability to acquire and resell homes profitably; our ability to grow market share in our existing markets or any new markets we may enter; our ability to manage our growth effectively; our ability to expeditiously sell and appropriately price our inventory; our ability to access sources of capital, including debt financing and securitization funding to finance our real estate inventories and other sources of capital to finance operations and growth; our ability to maintain and enhance our products and brand, and to attract customers; our ability to manage, develop and refine our digital platform, including our automated pricing and valuation technology; our ability to realize expected benefits from our restructuring and cost reduction efforts; our ability to comply with multiple listing service rules and requirements to access and use listing data, and to maintain or establish relationships with listings and data providers; our ability to obtain or maintain licenses and permits to support our current and future business operations; acquisitions, strategic partnerships, joint ventures, capital-raising activities or other corporate transactions or commitments by us or our competitors; actual or anticipated changes in technology, products, markets or services by us or our competitors; our ability to protect our brand and intellectual property; our success in retaining or recruiting, or changes required in, our officers, key employees and/or directors; any future impact of pandemics, epidemics, or other public health crises on our ability to operate, demand for our products and services, or other general economic conditions; the impact of the regulatory environment and potential regulatory instability within our industry and complexities with compliance related to such environment; changes in laws or government regulation affecting our business; and the impact of pending or future litigation or regulatory actions. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2025, as updated by our periodic reports and other filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. We do not give any assurance that we will achieve our expectations. 12 Forward-Looking Statements

Use of Non-GAAP Financial Measures To provide investors with additional information regarding the Company’s financial results, this shareholder letter includes references to certain non-GAAP financial measures that are used by management. The Company believes these non-GAAP financial measures including Adjusted Gross Profit, Contribution Profit (Loss), Adjusted Net Loss, Adjusted EBITDA, Adjusted Operating Expenses, and any such non-GAAP financial measures expressed as a Margin, are useful to investors as supplemental operational measurements to evaluate the Company’s financial performance. The non-GAAP financial measures should not be considered in isolation or as a substitute for the Company’s reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measures, and such measures may not be comparable to similarly-titled measures reported by other companies. Management uses these non- GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s recurring operating results. Adjusted Gross Profit and Contribution Profit (Loss) To provide investors with additional information regarding our margins and return on inventory acquired, we have included Adjusted Gross Profit and Contribution Profit (Loss), which are non-GAAP financial measures. We believe that Adjusted Gross Profit and Contribution Profit (Loss) are useful financial measures for investors as they are supplemental measures used by management in evaluating unit level economics and our operating performance. Each of these measures is intended to present the economics related to homes sold during a given period. We do so by including revenue generated from homes sold (and adjacent services) in the period and only the expenses that are directly attributable to such home sales, even if such expenses were recognized in prior periods, and excluding expenses related to homes that remain in inventory as of the end of the period. Contribution Profit (Loss) provides investors a measure to assess Opendoor’s ability to generate returns on homes sold during a reporting period after considering home purchase costs, renovation and repair costs, holding costs and selling costs. Adjusted Gross Profit and Contribution Profit (Loss) are supplemental measures of our operating performance and have limitations as analytical tools. For example, these measures include costs that were recorded in prior periods under GAAP and exclude, in connection with homes held in inventory at the end of the period, costs required to be recorded under GAAP in the same period. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which is gross profit. 13 Definitions

Adjusted Gross Profit / Margin We calculate Adjusted Gross Profit as gross profit under GAAP adjusted for (1) inventory valuation adjustment in the current period, and (2) inventory valuation adjustment in prior periods. Inventory valuation adjustment in the current period is calculated by adding back the inventory valuation adjustments recorded during the period on homes that remain in inventory at period end. Inventory valuation adjustment in prior periods is calculated by subtracting the inventory valuation adjustments recorded in prior periods on homes sold in the current period. Adjusted Gross Margin is Adjusted Gross Profit as a percentage of revenue. We view this metric as an important measure of business performance as it captures gross margin performance isolated to homes sold in a given period and provides comparability across reporting periods. Adjusted Gross Profit helps management assess home pricing, service fees and renovation performance for a specific resale cohort. Contribution Profit (Loss) / Margin We calculate Contribution Profit (Loss) as Adjusted Gross Profit, minus certain costs incurred on homes sold during the current period including: (1) holding costs incurred in the current period, (2) holding costs incurred in prior periods, and (3) direct selling costs. The composition of our holding costs is described in the footnotes to the reconciliation table below. Contribution Margin is Contribution Profit (Loss) as a percentage of revenue. We view this metric as an important measure of business performance as it captures the unit level performance isolated to homes sold in a given period and provides comparability across reporting periods. Contribution Profit (Loss) helps management assess inflows and outflows directly associated with a specific resale cohort. 14 Definitions

15 Adjusted Net Loss and Adjusted EBITDA / Margin We also present Adjusted Net Loss and Adjusted EBITDA, which are non-GAAP financial measures that management uses to assess our underlying financial performance. These measures are also commonly used by investors and analysts to compare the underlying performance of companies in our industry. We believe these measures provide investors with meaningful period over period comparisons of our underlying performance, adjusted for certain charges that are non-cash, not directly related to our revenue-generating operations, not aligned to related revenue, or not reflective of ongoing operating results that vary in frequency and amount. Adjusted Net Loss and Adjusted EBITDA are supplemental measures of our operating performance and have important limitations. For example, these measures exclude the impact of certain costs required to be recorded under GAAP. These measures also include inventory valuation adjustments that were recorded in prior periods under GAAP and exclude, in connection with homes held in inventory at the end of the period, inventory valuation adjustments required to be recorded under GAAP in the same period. These measures could differ substantially from similarly titled measures presented by other companies in our industry or companies in other industries. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which is net loss. We calculate Adjusted Net Loss as GAAP net loss adjusted to exclude non-cash expenses of stock-based compensation, equity securities fair value adjustment, intangibles amortization expense, and the amortization of stock-based compensation capitalized to internally developed software ("IDSW"). It excludes expenses that are not directly related to our revenue- generating operations such as restructuring and legal contingency accruals. It excludes loss (gain) on extinguishment of debt as these expenses or gains were incurred as a result of decisions made by management to repay portions of our outstanding credit facilities and the 0.25% convertible senior notes due in 2026 (the "2026 Notes") early; these expenses are not reflective of ongoing operating results and vary in frequency and amount. Adjusted Net Loss also aligns the timing of inventory valuation adjustments recorded under GAAP to the period in which the related revenue is recorded in order to improve the comparability of this measure to our non-GAAP financial measures of unit economics, as described above. Our calculation of Adjusted Net Loss does not currently include the tax effects of the non-GAAP adjustments because our taxes and such tax effects have not been material to date. We calculated Adjusted EBITDA as Adjusted Net Loss adjusted for depreciation and amortization, property financing and other interest expense, interest income, and income tax expense. Adjusted EBITDA is a supplemental performance measure that our management uses to assess our operating performance and the operating leverage in our business. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of revenue. Definitions

16 Adjusted Operating Expense We also present Adjusted Operating Expense, which is a non-GAAP financial measure that bridges the difference between Contribution Profit and Adjusted EBITDA. We believe this measure provides investors and analysts meaningful period over period comparisons by showing the remaining operating expenses after the costs related to unit level performance are moved to Contribution Profit (Loss) and certain charges that are non-cash, or not directly related to our revenue-generating operations are removed. Adjusted Operating Expense is a supplemental measure of our operating expenditures and has important limitations. For example, this measure excludes the impact of certain costs required to be recorded under GAAP. This measure removes holding costs and direct selling costs incurred on homes sold during the current period, including holding costs recorded in prior periods, and moves these costs to Contribution Margin. This measure could differ substantially from similarly titled measures presented by other companies in our industry or in other industries. Accordingly, this measure should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of this measure to the most directly comparable GAAP financial measure, which is operating expenses. We calculate Adjusted Operating Expense as GAAP operating expense adjusted to exclude direct selling costs and holding costs included in determining Contribution Profit (Loss). The measure also excludes non-cash expenses of stock-based compensation, depreciation and amortization, intangibles amortization, and the amortization of stock-based compensation capitalized to IDSW. It also excludes expenses that are not directly related to our revenue-generating operations such as restructuring charges and legal contingency accruals. Adjusted Sales, Marketing and Operations, Adjusted General and Administrative, Adjusted Technology and Development We also present Adjusted Sales, Marketing and Operations, Adjusted General and Administrative, and Adjusted Technology and Development, which are non-GAAP financial measures that provide investors and analysts meaningful period over period comparisons by showing the remaining operating expenses after the costs related to unit level performance are moved to contribution profit and certain charges that are non-cash are removed. These supplemental measures of our operating expenditures have important limitations. For example, these measures exclude the impact of certain costs required to be recorded under GAAP. Specifically, Adjusted Sales, Marketing and Operations removes holding costs and direct selling costs incurred on homes sold during the current period, including holding costs recorded in prior periods, and moves these costs to Contribution Margin. These measures could differ substantially from similarly titled measures presented by other companies in our industry or in other industries. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which are Sales, marketing and operations expense, General and administrative expense and Technology and development expense. We calculate Adjusted Sales, Marketing and Operations as GAAP sales, marketing and operations expenses to exclude direct selling costs and holding costs included in determining Contribution Profit (Loss). This measure also excludes non-cash expenses of stock-based compensation, depreciation and amortization of intangibles associated with sales, marketing and operations assets. We calculate Adjusted General and Administrative as GAAP general and administrative expenses to exclude non-cash expenses of stock-based compensation, depreciation and amortization of intangibles associated with general and administrative assets. It also excludes expenses that are not directly related to our revenue-generating operations such as legal contingency accruals. We calculate Adjusted Technology and Development as GAAP technology and development expenses to exclude non-cash expenses of stock-based compensation, the amortization of stock-based compensation capitalized to IDSW, and depreciation and amortization associated with technology and development assets. Definitions

17 Three Months Ended March 31, 2025 December 31, 2024 September 30, 2024 June 30, 2024 March 31, 2024 Revenue $ 1,153 $ 1,084 $ 1,377 $ 1,511 $ 1,181 Gross profit $ 99 $ 85 $ 105 $ 129 $ 114 Gross Margin 8.6% 7.8% 7.6% 8.5% 9.7 % Net loss $ (85) $ (113) $ (78) $ (92) $ (109) Number of markets (at period end) 50 50 50 50 50 Homes sold 2,946 2,822 3,615 4,078 3,078 Homes purchased 3,609 2,951 3,504 4,771 3,458 Homes in inventory (at period end) 7,080 6,417 6,288 6,399 5,706 Inventory (at period end) $ 2,362 $ 2,159 $ 2,145 $ 2,234 $ 1,881 Percentage of homes “on the market” for greater than 120 days (at period end) 27% 46% 23% 14% 15 % Non-GAAP Financial Highlights (1) Contribution Profit $ 54 $ 38 $ 52 $ 95 $ 57 Contribution Margin 4.7% 3.5% 3.8% 6.3% 4.8 % Adjusted EBITDA $ (30) $ (49) $ (38) $ (5) $ (50) Adjusted EBITDA Margin (2.6) % (4.5) % (2.8) % (0.3) % (4.2) % Adjusted Net Loss $ (63) $ (77) $ (70) $ (31) $ (80) OPENDOOR TECHNOLOGIES INC. FINANCIAL HIGHLIGHTS AND OPERATING METRICS (In millions, except percentages, homes sold, number of markets, homes purchased, and homes in inventory) (Unaudited) (1) See “—Use of Non-GAAP Financial Measures” for further details and a reconciliation of such non-GAAP measures to their nearest comparable GAAP measures.

18 Three Months Ended March 31, 2025 December 31, 2024 September 30, 2024 June 30, 2024 March 31, 2024 REVENUE $ 1,153 $ 1,084 $ 1,377 $ 1,511 $ 1,181 COST OF REVENUE 1,054 999 1,272 1,382 1,067 GROSS PROFIT 99 85 105 129 114 OPERATING EXPENSES: Sales, marketing and operations 98 88 96 116 113 General and administrative 33 41 46 48 47 Technology and development 21 33 30 37 41 Restructuring 3 17 — — — Total operating expenses 155 179 172 201 201 LOSS FROM OPERATIONS (56) (94) (67) (72) (87) LOSS ON EXTINGUISHMENT OF DEBT — (1) — (1) — INTEREST EXPENSE (33) (32) (34) (30) (37) OTHER INCOME – Net 4 14 23 12 15 LOSS BEFORE INCOME TAXES (85) (113) (78) (91) (109) INCOME TAX EXPENSE — — — (1) — NET LOSS $ (85) $ (113) $ (78) $ (92) $ (109) Net loss per share attributable to common shareholders: Basic $ (0.12) $ (0.16) $ (0.11) $ (0.13) $ (0.16) Diluted $ (0.12) $ (0.16) $ (0.11) $ (0.13) $ (0.16) Weighted-average shares outstanding: Basic 723,542 716,317 705,359 693,445 682,457 Diluted 723,542 716,317 705,359 693,445 682,457 OPENDOOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In millions, except share amounts which are presented in thousands, and per share amounts) (Unaudited)

19 OPENDOOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In millions, except per share data) (Unaudited) March 31, 2025 December 31, 2024 ASSETS CURRENT ASSETS: Cash and cash equivalents $ 559 $ 671 Restricted cash 134 92 Marketable securities — 8 Escrow receivable 20 6 Real estate inventory, net 2,362 2,159 Other current assets 77 61 Total current assets 3,152 2,997 PROPERTY AND EQUIPMENT – Net 44 48 RIGHT OF USE ASSETS 17 18 GOODWILL 3 3 OTHER ASSETS 61 60 TOTAL ASSETS $ 3,277 $ 3,126 LIABILITIES AND SHAREHOLDERS’ EQUITY CURRENT LIABILITIES: Accounts payable and other accrued liabilities $ 102 $ 92 Non-recourse asset-backed debt – current portion 946 432 Interest payable 3 3 Lease liabilities – current portion 2 2 Total current liabilities 1,053 529 NON-RECOURSE ASSET-BACKED DEBT – Net of current portion 1,187 1,492 CONVERTIBLE SENIOR NOTES 378 378 LEASE LIABILITIES – Net of current portion 13 13 OTHER LIABILITIES 1 1 Total liabilities 2,632 2,413 SHAREHOLDERS’ EQUITY: Common stock, $0.0001 par value; 3,000,000,000 shares authorized; 726,835,454 and 719,990,121 shares issued, respectively; 726,835,454 and 719,990,121 shares outstanding, respectively — — Additional paid-in capital 4,455 4,438 Accumulated deficit (3,810) (3,725) Accumulated other comprehensive loss — — Total shareholders’ equity 645 713 TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY $ 3,277 $ 3,126

20 OPENDOOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In millions) (Unaudited) Three Months Ended March 31, 2025 2024 CASH FLOWS FROM OPERATING ACTIVITIES: Net loss $ (85) $ (109) Adjustments to reconcile net loss to cash, cash equivalents, and restricted cash used in operating activities: Depreciation and amortization  10 14 Amortization of right of use asset 1 2 Stock-based compensation 14 33 Inventory valuation adjustment 13 7 Change in fair value of equity securities 3 2 Other — 2 Changes in operating assets and liabilities: Escrow receivable (14) (6) Real estate inventory (212) (114) Other assets (16) (13) Accounts payable and other accrued liabilities 8 6 Lease liabilities (1) (2) Net cash used in operating activities (279) (178) CASH FLOWS FROM INVESTING ACTIVITIES: Purchase of property and equipment (4) (8) Proceeds from sales, maturities, redemptions and paydowns of marketable securities 6 30 Net cash provided by investing activities 2 22 CASH FLOWS FROM FINANCING ACTIVITIES: Proceeds from issuance of common stock for ESPP 1 2 Proceeds from non-recourse asset-backed debt 576 — Principal payments on non-recourse asset-backed debt (362) (100) Payment of loan origination fees and debt issuance costs (8) — Net cash provided by (used in) financing activities 207 (98) NET DECREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH (70) (254) CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – Beginning of period 763 1,540 CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – End of period $ 693 $ 1,286 SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION – Cash paid during the period for interest $ 31 $ 34 DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES: Stock-based compensation expense capitalized for internally developed software $ 1 $ 5 RECONCILIATION TO CONDENSED CONSOLIDATED BALANCE SHEETS: Cash and cash equivalents $ 559 $ 953 Restricted cash 134 333 Cash, cash equivalents, and restricted cash $ 693 $ 1,286

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED GROSS PROFIT AND CONTRIBUTION PROFIT TO OUR GROSS PROFIT
(Unaudited)

	Three Months Ended				
(in millions, except percentages and homes sold, or as noted)	**March 31, 2025**	**December 31, 2024**	**September 30, 2024**	**June 30, 2024**	**March 31, 2024**
Revenue (GAAP)	**$ 1,153**	**$ 1,084**	**$ 1,377**	**$ 1,511**	**$ 1,181**
Gross profit (GAAP)	**$ 99**	**$ 85**	**$ 105**	**$ 129**	**$ 114**
Gross Margin	8.6 %	7.8 %	7.6 %	8.5 %	9.7 %
Adjustments:					
Inventory valuation adjustment – Current Period[1][2]	13	6	10	34	7
Inventory valuation adjustment – Prior Periods[1][3]	(12)	(16)	(16)	(9)	(17)
Adjusted Gross Profit	**$ 100**	**$ 75**	**$ 99**	**$ 154**	**$ 104**
Adjusted Gross Margin	8.7 %	6.9 %	7.2 %	10.2 %	8.8 %
Adjustments:					
Direct selling costs[4]	(29)	(23)	(32)	(43)	(34)
Holding costs on sales – Current Period[5][6]	(5)	(4)	(6)	(5)	(5)
Holding costs on sales – Prior Periods[5][7]	(12)	(10)	(9)	(11)	(8)
Contribution Profit	**$ 54**	**$ 38**	**$ 52**	**$ 95**	**$ 57**
Homes sold in period	2,946	2,822	3,615	4,078	3,078
Contribution Profit per Home Sold (in thousands)	**$ 18**	**$ 13**	**$ 14**	**$ 23**	**$ 19**
Contribution Margin	4.7 %	3.5 %	3.8 %	6.3 %	4.8 %

(1) Inventory valuation adjustment includes adjustments to record real estate inventory at the lower of its carrying amount or its net realizable value.

(2) Inventory valuation adjustment — Current Period is the inventory valuation adjustments recorded during the period presented associated with homes that remain in inventory at period end.

(3) Inventory valuation adjustment — Prior Periods is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.

(4) Represents selling costs incurred related to homes sold in the relevant period. This primarily includes broker commissions, external title and escrow-related fees and transfer taxes, and are included in Sales, marketing and operations on the Condensed Consolidated Statements of Operations.

(5) Holding costs include mainly property taxes, insurance, utilities, homeowners association dues, cleaning and maintenance costs. Holding costs are included in Sales, marketing, and operations on the Condensed Consolidated Statements of Operations.

(6) Represents holding costs incurred in the period presented on homes sold in the period presented.

(7) Represents holding costs incurred in prior periods on homes sold in the period presented.

21

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED NET LOSS AND ADJUSTED EBITDA TO OUR NET LOSS
(Unaudited)

	Three Months Ended				
(in millions, except percentages)	**March 31, 2025**	**December 31, 2024**	**September 30, 2024**	**June 30, 2024**	**March 31, 2024**
Revenue (GAAP)	**$ 1,153**	**$ 1,084**	**$ 1,377**	**$ 1,511**	**$ 1,181**
Net loss (GAAP)	**$ (85)**	**$ (113)**	**$ (78)**	**$ (92)**	**$ (109)**
Adjustments:					
Stock-based compensation	14	23	25	33	33
Equity securities fair value adjustment[(1)]	3	—	3	2	2
Intangibles amortization expense[(2)]	—	—	1	1	2
Amortization of stock-based compensation capitalized to IDSW[(3)]	3	—	—	—	—
Inventory valuation adjustment – Current Period[(4)(5)]	13	6	10	34	7
Inventory valuation adjustment — Prior Periods[(4)(6)]	(12)	(16)	(16)	(9)	(17)
Restructuring[(7)]	3	17	—	—	—
Loss on extinguishment of debt	—	1	—	1	—
Legal contingency accrual and related expenses	—	5	—	—	—
Other[(8)]	(2)	—	(15)	(1)	2
Adjusted Net Loss	**$ (63)**	**$ (77)**	**$ (70)**	**$ (31)**	**$ (80)**
Adjustments:					
Depreciation and amortization, excluding amortization of intangibles	5	7	10	7	11
Property financing[(9)]	29	28	30	26	32
Other interest expense[(10)]	4	4	4	4	5
Interest income[(11)]	(5)	(11)	(12)	(12)	(18)
Income tax expense	—	—	—	1	—
Adjusted EBITDA	**$ (30)**	**$ (49)**	**$ (38)**	**$ (5)**	**$ (50)**
Adjusted EBITDA Margin	(2.6)%	(4.5)%	(2.8)%	(0.3)%	(4.2)%

(1) Represents the gains and losses on certain financial instruments, which are marked to fair value at the end of each period.

(2) Represents amortization of acquisition-related intangible assets. The acquired intangible assets had useful lives ranging from 1 to 5 years and amortization was incurred until the intangible assets were fully amortized in 2024.

(3) Beginning in the quarter ended March 31, 2025, the Company revised the presentation of the amortization of stock-based compensation capitalized to IDSW to more appropriately present the full impact of all stock-based compensation expenses. This expense was previously included in "Depreciation and amortization, excluding amortization of intangibles." Had this presentation been applied for the three months ended December 31, 2024, September 30, 2024, June 30, 2024 and March 31, 2024, Adjusted Net Loss would have improved by $3 million, $3 million, $3 million, and $4 million, respectively, with no impact to Adjusted EBITDA.

(4) Inventory valuation adjustment includes adjustments to record real estate inventory at the lower of its carrying amount or its net realizable value.

(5) Inventory valuation adjustment — Current Period is the inventory valuation adjustments recorded during the period presented associated with homes that remain in inventory at period end.

(6) Inventory valuation adjustment — Prior Periods is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.

(7) Restructuring costs consist primarily of severance and employee termination benefits and bonuses incurred in connection with the elimination of employees' roles. Additionally, these costs include expenses related to the termination of certain non-cancelable leases and consulting fees incurred during the restructuring process.

(8) Includes primarily gain on deconsolidation, net, impairment of IDSW projects related to restructuring, related party services income, and sublease income.

(9) Includes interest expense on our non-recourse asset-backed debt facilities.

(10) Includes amortization of debt issuance costs and loan origination fees, commitment fees, unused fees, other interest related costs on our asset-backed debt facilities, and interest expense related to the 2026 Notes outstanding.

(11) Consists mainly of interest earned on cash, cash equivalents, restricted cash, and marketable securities.

22

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED OPERATING EXPENSES
TO OUR OPERATING EXPENSES
(Unaudited)

	Three Months Ended				
(in millions, except percentages)	**March 31, 2025**	**December 31, 2024**	**September 30, 2024**	**June 30, 2024**	**March 31, 2024**
OPERATING EXPENSES:					
Sales, marketing and operations	98	88	96	116	113
General and administrative	33	41	46	48	47
Technology and development	21	33	30	37	41
Restructuring	3	17	—	—	—
Total Operating Expenses (GAAP)	**$ 155**	**$ 179**	**$ 172**	**$ 201**	**$ 201**
Operating Expenses (GAAP)	**$ 155**	**$ 179**	**$ 172**	**$ 201**	**$ 201**
Adjustments:					
Direct Selling Costs[1]	(29)	(23)	(32)	(43)	(34)
Holding costs included in contribution profit[2]	(17)	(14)	(15)	(16)	(13)
Stock-based compensation	(14)	(23)	(25)	(33)	(33)
Intangibles amortization expense[3]	—	—	(1)	(1)	(2)
Amortization of stock-based compensation capitalized IDSW[4]	(3)	—	—	—	—
Restructuring	(3)	(17)	—	—	—
Legal contingency accrual	—	(5)	—	—	—
Depreciation and amortization, excluding amortization of intangibles	(5)	(7)	(10)	(7)	(11)
Other	—	(3)	1	(1)	(1)
Total Adjusted Operating Expenses (Non-GAAP)	**$ 84**	**$ 87**	**$ 90**	**$ 100**	**$ 107**

[1] Represents selling costs incurred related to homes sold in the relevant period. This primarily includes broker commissions, external title and escrow-related fees and transfer taxes, and are included in Sales, marketing and operations.

[2] Represents holding costs incurred in the period presented on homes sold in the period presented as well as holding costs incurred in prior periods on homes sold in the period presented ("Resale Cohort Holding Costs.") Holding costs include mainly property taxes, insurance, utilities, homeowners association dues, cleaning and maintenance costs. Holding costs are included in Sales, marketing and operations on the Condensed Consolidated Statements of Operations in the period in which they are incurred ("GAAP Holding Costs.")

[3] Represents amortization of acquisition-related intangible assets. The acquired intangible assets had useful lives ranging from 1 to 5 years and amortization was expected until the intangible assets were fully amortized in 2024.

[4] Beginning in the quarter ended March 31, 2025, the Company revised the presentation of the amortization of stock-based compensation capitalized to IDSW to more appropriately present the full impact of all stock-based compensation expenses. This expense was previously included in "Depreciation and amortization, excluding amortization of intangibles". Had this presentation been applied for the three months ended December 31, 2024, September 30, 2024, June 30, 2024 and March 31, 2024, Adjusted Net Loss would have improved by $3 million, $3 million, $3 million, and $4 million, respectively, with no impact to Adjusted EBITDA.

23

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED SALES, MARKETING AND OPERATIONS; ADJUSTED GENERAL AND ADMINISTRATIVE; AND ADJUSTED TECHNOLOGY AND DEVELOPMENT EXPENSES TO THEIR CORRESPONDING GAAP MEASURES

(Unaudited)

	Three Months Ended				
(in millions)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Sales, marketing and operations (GAAP)[1]	$ 98	$ 88	$ 96	$ 116	$ 113
Direct Selling Costs[2]	(29)	(23)	(32)	(43)	(34)
Holding costs included in contribution profit[3][4]	(17)	(14)	(15)	(16)	(13)
Stock-based compensation	(2)	(2)	(2)	(4)	(5)
Intangibles amortization expense[5]	—	—	(1)	(1)	(2)
Adjusted Sales, Marketing and Operations (Non-GAAP)[6]	$ 50	$ 49	$ 46	$ 52	$ 59
General and administrative (GAAP)	$ 33	$ 41	$ 46	$ 48	$ 47
Stock-based compensation	(9)	(13)	(16)	(17)	(16)
Legal contingency accrual and related expenses	—	(5)	—	—	—
Depreciation and amortization, excluding amortization of intangibles	—	—	(2)	—	—
Other	—	—	1	(1)	(1)
Adjusted General and Administrative (Non-GAAP)[6]	$ 24	$ 23	$ 29	$ 30	$ 30
Technology and development (GAAP)	$ 21	$ 33	$ 30	$ 37	$ 41
Stock-based compensation	(3)	(8)	(7)	(12)	(12)
Amortization of stock-based compensation capitalized to IDSW[7]	(3)	—	—	—	—
Depreciation and amortization, excluding amortization of intangibles	(5)	(7)	(8)	(7)	(11)
Other	—	(3)	—	—	—
Adjusted Technology and Development (Non-GAAP)[7]	$ 10	$ 15	$ 15	$ 18	$ 18
Note: Advertising expenses[1]	$ 24	$ 23	$ 15	$ 21	$ 27

(1) Advertising expenses are included in Sales, marketing and operations.

(2) Represents selling costs incurred related to homes sold in the relevant period. This primarily includes broker commissions, external title and escrow-related fees and transfer taxes and are included in Sales, marketing and operations.

(3) Represents holding costs incurred in the period presented on homes sold in the period presented as well as holding costs incurred in prior periods on homes sold in the period presented ("Resale Cohort Holding Costs.") Holding costs include mainly property taxes, insurance, utilities, homeowners association dues, cleaning and maintenance costs. Holding costs are included in Sales, marketing and operations on the Condensed Consolidated Statements of Operations in the period in which they are incurred ("GAAP Holding Costs.")

(4) The table below presents the timing difference within Adjusted Sales, marketing and operations related to holding costs. The amount of GAAP Holding Costs recognized during the period may be in excess of/ (less than) the amount of Resale Cohort Holding costs related to homes sold in the relevant period and included in Contribution Profit.

	Three Months Ended				
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Total GAAP Holding Costs	$ 21	$ 21	$ 20	$ 17	$ 11
Holding costs on sales - Current Period	(5)	(4)	(6)	(5)	(5)
Holding costs on sales - Prior Periods	(12)	(10)	(9)	(11)	(8)
Less: Resale Cohort Holding Costs	(17)	(14)	(15)	(16)	(13)
GAAP Holding Costs in excess of / (less than) Resale Holding Costs included in Contribution Profit	$ 4	$ 7	$ 5	$ 1	$ (2)

(5) Represents amortization of acquisition-related intangible assets. The acquired intangible assets had useful lives ranging from 1 to 5 years and amortization was expected until the intangible assets were fully amortized in 2024.

(6) The sum of Adjusted Sales, Marketing and Operations, Adjusted General and Administrative, and Adjusted Technology and Development expenses is equal to Total Adjusted Operated Expenses (Non-GAAP). Refer to the "Reconciliation of our Adjusted Operating Expenses to our Operating Expenses" table on Page 23.

(7) Beginning in the quarter ended March 31, 2025, the Company revised the presentation of the amortization of stock-based compensation capitalized to IDSW to more appropriately present the full impact of all stock-based compensation expenses. This expense was previously included in "Depreciation and amortization, excluding amortization of intangibles." Had this presentation been applied for the three months ended December 31, 2024, September 30, 2024, June 30, 2024 and March 31, 2024, Adjusted Net Loss would have improved by $3 million, $3 million, $3 million, and $4 million, respectively, with no impact to Adjusted EBITDA.

24

Shareholder Letter 1Q25 Appendix Appendix

Shareholder Letter 1Q25 Appendix Trailing 7-Day MLS Clearance Rate1 MLS Data Filtered to Opendoor Markets and Buybox Trailing 7-Day MLS Contracts MLS Data Filtered to Opendoor Markets and Buybox Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec 26 Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec 1 Note: MLS Clearance Rate is defined as the number of daily contracts that enter pending status on the Multiple Listing Service (i.e. market listings), filtered for Opendoor’s markets and buybox, divided by the number of active listings on the Multiple Listing Service, filtered for the same markets and buybox.

Shareholder Letter 1Q25 Trailing 7-Day MLS New Listings MLS Data Filtered to Opendoor Markets and Buybox Appendix Trailing 7-Day MLS Active Listings MLS Data Filtered to Opendoor Markets and Buybox Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec 27 Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec

Shareholder Letter 1Q25 Appendix 30-Day Rolling Home Price Appreciation (HPA) Weighted to Opendoor Markets; Non-Seasonally Adjusted Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec 28 Trailing 28-Day MLS Daily Delisting to Contract Ratio MLS Data Filtered to Opendoor Markets and Buybox; excludes California markets Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec